Exhibit 10.1

EXECUTION VERSION

TAX SHARING AGREEMENT

TAX SHARING AGREEMENT (the “Agreement”) dated as of January 11, 2015, and effective as of the Effective Date (as defined in Section 15.01 of this Agreement), by and between Roche Holdings, Inc., a Delaware corporation, hereinafter referred to as “RHI”, and Foundation Medicine, Inc., a Delaware corporation, hereinafter referred to as “HERMES”.

W I T N E S S E T H:

WHEREAS, concurrently herewith, RHI and HERMES have entered into a transaction agreement dated as of the date hereof (the “Transaction Agreement”) pursuant to which, on the terms and subject to the conditions set forth therein, RHI has agreed to acquire an aggregate beneficial ownership interest in the Company of at least 52.4%, and no more than 56.3%, of the then-outstanding shares of common stock of HERMES, par value $0.0001 per share, on a Fully Diluted Basis (as defined in the Transaction Agreement); and

WHEREAS, RHI and/or one or more of its Affiliates (as defined below) may, from or after the Effective Date (as defined below), be required to include the taxable income, gain, deduction, losses, credits, etc. of the HERMES Combined Group (as defined below) as an affiliate in some or all of its combined or unitary state and local tax filings, payments, estimates, and other matters as are required by law; and

WHEREAS, by reason of RHI’s beneficial ownership of shares of common stock of HERMES, certain U.S. federal income tax items will be required under applicable provisions of the Code (as defined below) and the Treasury regulations promulgated thereunder to be determined with reference to the activities of RHI and/or one or more of its Affiliates (other than members of the HERMES Group), and HERMES and/or one or more members of the HERMES Group on a collective basis;

NOW, THEREFORE, in consideration of the foregoing and the mutual promises and agreements contained herein, RHI and HERMES hereby agree as follows:

ARTICLE 1

DEFINED TERMS; PREPARATION OF TAX RETURNS AND TAX ESTIMATES

Section 1.01. Defined Terms. As used in this Agreement:

“Affiliate” means, with respect to any person, any other person directly or indirectly controlling, controlled by or under common control with such person; provided, that neither Chugai Pharmaceutical Co. Ltd. nor any of its subsidiaries shall be considered an Affiliate of RHI for purposes of this Agreement (unless RHI elects, in a written notice to HERMES, to have any such person considered an Affiliate of RHI).

“Code” means the Internal Revenue Code of 1986, as amended.

“Combined Return” means any Tax Return, other than with respect to United States federal income taxes, required to be filed on a consolidated, combined (including nexus combination, worldwide combination, domestic combination, line of business combination or any other form of combination) or unitary basis wherein any member of the HERMES Group joins in the filing of such Tax Return (for any taxable period or portion thereof) with any member of the RHI Group.

“HERMES Combined Group” means, for state or local tax purposes, the member or members of the HERMES Group that are includible in a group that (i) also includes RHI or at least one subsidiary of RHI (other than a member of the HERMES Group) as a member and (ii) files a Combined Return.

“HERMES Group” means HERMES and its subsidiaries (direct or indirect and past, current or future).

“RHI Group” means, for U.S. federal tax purposes, the affiliated group (within the meaning of IRC Section 1504(a)) filing a consolidated return of which RHI (or any successor corporation) is the common parent, and for state and local tax purposes, RHI and/or any subsidiaries of RHI (direct or indirect and past, current or future) includible in a group filing a Combined Return.

“Tax Return” means any return, report, certificate, form or similar statement or document (including any related or supporting information or schedule attached thereto and any information return, amended tax return, claim for refund or declaration of estimated tax) required to be supplied to, or filed with, a taxing authority in connection with the determination, assessment or collection of any tax or the administration of any laws, regulations or administrative requirements relating to any tax.

Section 1.02. Preparation of Proforma Tax Returns.

(a) After the date hereof, RHI will promptly notify HERMES of (i) each state and local jurisdiction with respect to which RHI determines that any member of the RHI Group is required to file a Combined Return with any member or members of the HERMES Combined Group, or (ii) each state or local jurisdiction with respect to which RHI determines that a Combined Return is no longer required to be filed. The parties will cooperate to determine tax filing requirements and to implement tax planning strategies. Each party agrees to bear its own costs and expenses incurred in connection with respect to such cooperation; provided that HERMES shall not be required under this Agreement to incur any expense for third-party advisory services in connection with such cooperation in respect of tax planning strategies unless RHI agrees to reimburse HERMES for such expenses.

(b) With respect to each of the Combined Returns described in Section 1.02(a), HERMES will be responsible for the preparation of proforma Tax Returns for the HERMES Combined Group for each such Combined Return, reporting on such proforma return the HERMES Combined Group’s items of income, gain, expense, deduction, loss, credit, carryforwards, carrybacks and other such tax reporting items pursuant to the Stand-Alone Method (as defined below); provided, that RHI shall reimburse HERMES for reasonable expenses for third-party services incurred by HERMES in connection with the preparation of any proforma Tax Return in respect of a taxing jurisdiction in which no member of the HERMES Combined Group would be required to file a Tax Return if HERMES and RHI were unrelated by stock ownership. Once prepared, such proforma returns will be delivered by HERMES to RHI for its approval or recomputation in accordance with the provisions of Article 4 of this Agreement.

Section 1.03. Preparation of State/Local Tax Estimates. HERMES will be responsible for the computation pursuant to the Stand-Alone Method (as defined below) and submission to RHI for its approval or recomputation (in accordance with Article 4 of this Agreement) of the HERMES Combined Group’s quarterly estimated tax liability (including the estimate of any final amount due on the Tax Return extension due dates), based on the HERMES Combined Group’s items of income, gain, deduction, loss, credit, etc.

ARTICLE 2

STAND-ALONE METHOD

Section 2.01. Stand-Alone Method. HERMES shall prepare all of the proforma Tax Returns of the HERMES Combined Group, and except as provided in Article VIII, RHI and HERMES shall make all other computations and determinations under this Agreement relating to the HERMES Combined Group or any of its members, using the “Stand-Alone Method.” The Stand-Alone Method is the method that would apply to the HERMES Combined Group if it never were a part of the RHI Group, but instead filed its own consolidated, combined, unitary or other return under the applicable provisions of state or local tax law and regulations dealing with such returns. Under the Stand-Alone Method, (a) the income, gains, expenses, deductions, losses, credits and other items in any taxable period of any member of the RHI Group that is not a member of the HERMES Combined Group shall be disregarded; (b) the income, gains, expenses, deductions, losses, credits, and other items in any taxable period of all members of the HERMES Combined Group shall be taken into account; (c) all computations shall be made in conformity with the positions, elections and accounting methods used by RHI in preparing the Combined Returns; provided that such positions, elections, and accounting methods to be applied to the HERMES Combined Group are consistent with those to be applied to the remainder of the RHI Group; and (d) subject to (c), all computations and other determinations shall be made in accordance with the state and local tax laws and regulations applying to consolidated, combined or unitary groups (including, in the case of any company that becomes or ceases to be a member of the HERMES Combined Group, the laws and regulations applicable to a company that becomes or ceases to be a member of a consolidated, combined or unitary group), as well as all other relevant state and local tax laws and regulations. The parties shall negotiate in good faith to resolve any disagreement over the proper interpretation and application of the Stand-Alone Method as it relates to any and all items and calculations reflected in the computation of the HERMES Combined Group’s proforma tax liability, an overpayment or refund of such liability, a recomputation of such liability (together with any related interest and any penalty or additional amount for which HERMES bears liability under Section 5.03) upon a subsequent adjustment of the RHI Group’s tax liability, or a carryforward or carryback of a loss, credit or other tax attribute of the HERMES Combined Group or any member thereof to a taxable period beginning prior to the Effective Date or to a separate return year. If the parties are unable to resolve any such disagreement, the disagreement shall be referred to the Independent Firm for resolution in accordance with Article 9.

ARTICLE 3

PAYMENT OF TAX LIABILITIES AND RECEIPT OF REFUNDS

Section 3.01. Payment of Tax Liabilities. After the initial computation by HERMES of a HERMES Combined Group tax liability and the approval or recomputation of such tax liability pursuant to Article 4, HERMES will remit to RHI by federal bank wire the amount of such tax liability as so approved or recomputed.

Section 3.02. Date of Payment. HERMES shall remit to RHI the amounts necessary under Section 3.01 of this Agreement at least three business days prior to the applicable state/local due dates as required by the specific state/local law which necessitated the computation.

Section 3.03. Tax Overpayments and Refunds. If HERMES determines that it has overpaid a HERMES Combined Group tax liability to RHI or is entitled to a refund from RHI of such a tax liability on account of a carryback of a tax attribute, HERMES may request a refund or the offset of such overpayment against future tax liabilities. Upon approval or recomputation in accordance with Article 4 of the amount requested as a refund or offset, RHI will refund or allow as an offset the amount so approved or recomputed (and, in the case of a refund, will pay interest thereon computed pursuant to the Stand-Alone Method (which method includes the applicable state or local tax laws and regulations which govern the computation of such interest)). Refund claims made by HERMES under Section 6.03 shall be governed by principles corresponding to those set forth in the previous sentence.

Section 3.04. Limitation to HERMES of RHI Group Tax Liabilities/Benefits. Except as provided in Article VIII, (a) the liability of the members of the HERMES Group to RHI for payments of tax under this Agreement shall include, and be exclusively limited to, tax liabilities of the HERMES Combined Group computed pursuant to the Stand-Alone Method; (b) the ability of the members of the HERMES Group to claim tax benefits from RHI is exclusively limited to tax benefits of the HERMES Combined Group computed pursuant to the Stand-Alone Method; (c) no member of the HERMES Group shall be held liable for the tax liability of the RHI Group, or of any of its individual members (and RHI shall indemnify the HERMES Group for any such tax liability asserted by any Governmental Authority), except that a HERMES Group member may be held liable for a tax of the RHI Group to the extent that such tax is attributable (determined using the Stand-Alone Method) to the members of the HERMES Combined Group and HERMES has not previously made a payment to RHI equal to such attributable portion of such tax (determined using the Stand-Alone Method); and (d) no member of the HERMES Group shall be entitled to any tax benefits which accrue to any member of the RHI Group that is not a member of the HERMES Group, or to the RHI Group as a whole as a result of the RHI Group’s consolidated/combined tax filings, other than any such benefits a member of the Hermes Group is determined to be entitled to under the Stand-Alone Method.

Section 3.05. Massachusetts Life Sciences Tax Incentive Program. (a) Notwithstanding anything to the contrary in this Agreement, if for any taxable year, (1) a member of the HERMES Group would be entitled to receive a refund from the Commonwealth of Massachusetts in respect of the refundable life science credit provided for under M.G.L. Ch. 63, sec. 38M (or any successor provision) (the “MLS credit”) if RHI and HERMES were unrelated by stock ownership, and (2) the RHI Group actually realizes (in cash or as a reduction of taxes otherwise due) a benefit for such taxable year in respect of such credit that is attributable to the inclusion of members of the HERMES Group in the RHI Group, then RHI shall pay to HERMES an amount equal to the product of (x) the amounts described in clause (1) for such taxable year and (y) a fraction the numerator of which is the amount of the credit (attributable to the inclusion of members of the HERMES Group in the RHI Group) in respect of which the RHI Group actually realized a benefit for such taxable year and the denominator of which is the amount of the credit (attributable to the inclusion of members of the HERMES Group in the RHI Group) that the RHI Group was entitled to claim for such taxable year.

(b) RHI shall not, and shall not permit any of its Affiliates (other than members of the HERMES Group) to, take any action to terminate the eligibility of any member of the HERMES Group to claim the MLS credit, other than any action (x) expressly contemplated by the Transaction Agreement or (y) taken under the direction of HERMES. At the written request of HERMES, RHI shall take such actions as are permitted by applicable law and necessary to enable any member of the HERMES Group to preserve its eligibility to claim the MLS credit; provided, however, that (i) HERMES shall reimburse RHI for all third-party costs and expenses incurred by RHI in connection with its performance of such actions and (ii) RHI shall not be required to take any such action if RHI determines that such action would result in a material detriment to RHI or its Affiliates, unless HERMES agrees to indemnify and hold RHI harmless for such action on terms that (1) are mutually agreeable to RHI and HERMES and (2) take into account the effects of any indemnity payment by HERMES on the value of RHI’s equity investment in HERMES.

Section 3.06. Prompt Performance. All actions required to be taken (including payments) by any party under this Agreement shall be performed within the time prescribed for performance in this Agreement, or if no period is prescribed, such actions shall be performed promptly.

Section 3.07. Interest. Payments pursuant to this Agreement that are not made within the period prescribed in this Agreement (the “Payment Period”) shall bear interest for the period from and including the date immediately following the last date of the Payment Period through and including the date of payment at a per annum rate equal to the late payment rate applicable under the tax laws of the jurisdiction imposing the tax to which the applicable payment pursuant to this agreement relates. Such interest will be payable at the same time as the payment to which it relates and shall be calculated on the basis applicable under the tax laws of the jurisdiction imposing the tax to which the applicable payment pursuant to this agreement relates.

Section 3.08. Treatment of Payments. Each of RHI and HERMES hereby agrees for all tax purposes to treat, and to cause their respective Affiliates to treat, any payment received or made pursuant to this Article 3 as a payment, or offset of a payment, in respect of a liability for taxes made to the taxing jurisdiction to which such payment relates.

ARTICLE 4

SUBMISSION OF TAX DATA TO RHI; RHI APPROVAL AND RECOMPUTATION RIGHTS

Section 4.01. Submission of Data; RHI Approval and Recomputation Rights. HERMES will submit to RHI for its review the proforma HERMES Combined Group Tax Returns, quarterly estimates and refund or carryback claims (including refund claims made under Section 6.03) prepared by HERMES under this Agreement. Any such proforma filing will include all official forms, consents, elections, riders, and other such documents that may be required or appropriate for such proforma filing. RHI shall have 21 days with respect to any such proforma HERMES Combined Group Tax Returns to approve, or propose adjustments or modifications of any of the computations reflected on such proforma filing submitted by HERMES, provided that if no action is taken by RHI within 21 days with respect to any such proforma HERMES Combined Group Tax Returns, RHI shall have been deemed to approve such submission by HERMES and with respect to any other document prepared by HERMES and described in this Section 4.01, RHI may approve, or may propose adjustments or modifications of any of the computations reflected on such proforma filing submitted by HERMES within 14 days. In the case of any such proposed adjustment or modification, RHI shall recompute HERMES’s liability to RHI, or RHI’s liability to HERMES, in accordance with such adjustment or modification, and such recomputation shall be binding on HERMES unless HERMES objects to such proposed adjustment or modification within 21 days with respect to any such proforma HERMES Combined Group Tax Returns and 14 days with respect to any other document prepared by HERMES and described in this Section 4.01 in which case (a) the parties will negotiate in good faith to resolve the dispute, and (b) if the parties are unable to resolve the dispute, the matter will be referred to the Independent Firm for resolution in accordance with Article 9; provided, however, that, in the event of any ongoing dispute with respect to any such recomputation, (i) HERMES shall pay to RHI the amount of the HERMES Combined Group tax liability as recomputed by RHI no later than the date provided in Section 3.02 of this Agreement, and (ii) any necessary true-up payments shall be made by Hermes or RHI, as applicable, as promptly as practicable after such dispute is resolved. RHI, at its expense, will prepare the final RHI Group returns or estimated tax filings utilizing the data and proforma filings submitted by HERMES (as adjusted or modified pursuant to this Section 4.01 or Section 4.02) and by RHI’s other includible subsidiaries, and thereafter RHI will submit such returns or filings directly to the appropriate taxing authority.

Section 4.02. Adjustment of Tax Data. Notwithstanding anything to the contrary in this Agreement, in order to comply with applicable laws and regulations or for any other reason which RHI, in its sole discretion, deems to be necessary, RHI reserves the right to adjust and change the tax data as submitted by HERMES on the HERMES Combined Group proforma returns prior to, and for purposes of, inclusion of that data in any Combined Return. This right of adjustment of RHI includes, but is not limited to, any or all income, gain, expense, deduction, loss or credit items as shown on the HERMES proforma returns, and may be made by RHI for any reason which it deems necessary. For the avoidance of doubt, any action by RHI pursuant to this Section 4.02 shall not alter any calculations or rights to payments of the parties in connection with the use of the Stand-Alone Method.

Section 4.03. Timeliness of Submission. In order to permit RHI sufficient time to prepare the final group Tax Returns and estimates, HERMES will submit the data under Section 4.01 of this Agreement to RHI no later than the following dates:

(a) Tax Returns: 60 days prior to the governmental due date after taking into account any applicable extensions of time to file such Tax Returns;

(b) Estimated Tax Returns: 7 days prior to the tax payment due date.

Section 4.04. Group Tax Planning and Strategies. HERMES agrees to provide to RHI upon its reasonable request any and all financial, tax and other documents and data relating to any HERMES Group member that is necessary in order to allow RHI to develop filing methodologies, tax planning opportunities and overall tax strategies for the RHI Group. Upon reasonable request, HERMES will participate in tax planning meetings and discussions with RHI from time to time, it being understood that HERMES shall not be required in connection with such meetings and discussions to incur any expense for third-party advisory services.

Section 4.05. Representation to Outside Governmental Bodies. RHI will develop and oversee implementation of all positions on behalf of the RHI Group regarding state and local tax legislation, regulations and all other related governmental actions which could affect the RHI Group. All direct and indirect contacts with any state and local official or agency which could affect the RHI Group shall be coordinated by RHI. Any expenses incurred in connection with this Section 4.05 shall be borne by RHI and the RHI Group, and not any member of the Hermes Group.

Section 4.06. Access to Consolidated and Combined Tax Returns. HERMES shall not be entitled to receive copies of, or access to, the RHI Group’s Combined Returns or any other Tax Return of the RHI Group. Upon reasonable request, RHI shall provide each member or former member of the HERMES Group with information included in any such Tax Return to the extent the provision of such information is necessary to permit such member to comply with any applicable law or otherwise prepare any Tax Return. If a member or former member of the HERMES Group is required by applicable law to furnish a copy of any such Tax Return to any governmental authority, RHI shall, upon reasonable request, deliver to such member or, at the option of RHI, the applicable governmental authority a redacted (solely to the extent permitted under applicable law) copy of such Tax Return.

Section 4.07. Confidentiality. Each party shall hold and cause its directors, officers, employees, advisors and consultants to hold in strict confidence, unless compelled to disclose by judicial or administrative process or, in the opinion of its counsel, by other requirements of law, all information (other than any such information relating solely to the business or affairs of such party) concerning the other parties hereto furnished it by such other party or its representatives pursuant to this Agreement (except to the extent that such information can be shown to have been (1) in the public domain through no fault of such party or (2) later lawfully acquired from other sources not under a duty of confidentiality by the party to which it was furnished), and each party shall not release or disclose such information to any other person, except its directors, officers, employees, auditors, attorneys, financial advisors, bankers and other consultants who shall be advised of and agree to be bound by the provisions of this Section 4.07. Each party shall be deemed to have satisfied its obligation to hold confidential information concerning or supplied by the other party if it exercises the same care as it takes to preserve confidentiality for its own similar information.

Section 4.08. Agent. Subject to the other applicable provisions of this Agreement, HERMES hereby irrevocably designates, and agrees to cause each HERMES Affiliate to so designate, RHI as its sole and exclusive agent and attorney-in-fact to take such action (including execution of documents) as RHI, in its sole discretion, may deem appropriate in any and all matters (including examinations) relating to any Tax Return described in Section 4.01 of this Agreement.

ARTICLE 5

TAX EXAMINATIONS

Section 5.01. Pre-Acquisition Year Tax Examinations. For any state and/or local tax examinations of one or more members of the HERMES Group for tax periods beginning prior to the Effective Date of this Agreement, HERMES will conduct or cause the applicable HERMES Group member to conduct such examinations with the applicable taxing authority, provided that HERMES will timely notify RHI of the commencement of any such examination and, with respect to any examination which RHI determines may adversely affect an issue relating to a computation reflected on a return of the RHI Group or a member thereof, will (or, as applicable, will cause the applicable member of the HERMES Group to) (x) timely and fully inform RHI of developments relating to such examination, (y) consult regularly with RHI as to the conduct of such examination, and (z) not settle, fail to appeal, or otherwise compromise any issue raised in such examination without RHI’s prior consent (such consent not to be unreasonably withheld).

Section 5.02. Post-Acquisition Year Tax Examinations. In accordance with any state and/or local tax examination conducted of the RHI Group in which a HERMES Group member was a member of the Combined Return, HERMES and the applicable HERMES Group member or members will cooperate fully with RHI and/or its representatives to provide any additional tax data, requested documentation, physical access, and/or financial information which, in the discretion of RHI, is necessary to provide to governmental personnel. RHI will have the sole authority to select and close such Post-Acquisition year tax examinations for all state and/or local RHI Group Combined Returns.

Section 5.03. HERMES Tax Examination Adjustments. If any adjustment is made to a Combined Return of the RHI Group, after the filing thereof, in which income or loss of the members of the HERMES Combined Group is included, then at the time of the Final Determination of such adjustment, HERMES shall pay to RHI or RHI shall pay to HERMES, as the case may be, (x) the difference between (I) all payments of tax liability of the HERMES Combined Group actually made by HERMES under Article 3 with respect to the taxable period covered by such Combined Return (less any related refunds previously paid by RHI), and (II) all payments that would have been made under Article 3 taking such adjustment into account, together with (y) any applicable interest, penalty or additional amounts, computed pursuant to the Stand-Alone Method; provided that in the case of penalties and additional amounts, HERMES shall bear liability for such items only to the extent the adjustment to which such penalties and additional amounts relate was made in respect of (i) a position, election or accounting method selected by HERMES in the absence of a controlling position, election or accounting method applicable to members of the RHI Group (other than members of the HERMES Group) or (ii) an item which was not properly reflected (in accordance with the Stand-Alone Method) on the related proforma Tax Return prepared by HERMES pursuant to Section 1.02(b). “Final Determination” means (1) any final determination of liability in respect of a tax that, under applicable law, is not subject to further appeal, review or modification through proceedings or otherwise (including the expiration of a statute of limitations or a period for the filing of claims for refunds, amended returns or appeals from adverse determinations) or (2) the payment of tax by any member of the RHI Group with respect to any item disallowed or adjusted by a taxing authority (including, without limitation, a court or other judicial body), provided that RHI determines that no action should be taken to recoup such payment.

ARTICLE 6

CARRYFORWARDS AND CARRYBACKS OF ATTRIBUTES TO AND FROM SEPARATE RETURN YEARS

Section 6.01. Pre-Effective Date Tax Attribute Carryforwards. Any deduction, loss, credit or tax attribute incurred by the HERMES Combined Group in a tax period beginning prior to the Effective Date, a carryforward of which is still available to the HERMES Combined Group as of that date, shall be carried forward by the HERMES Combined Group to the extent and in the manner dictated by the Stand-Alone Method for purposes of computing HERMES’s tax liability payable to RHI under Article 3 of this Agreement.

Section 6.02. Tax Attribute Carrybacks to Pre-Effective Date Periods. Any deduction, loss, credit or tax attribute incurred by the HERMES Combined Group in a period beginning after the Effective Date shall be carried back to taxable periods of the HERMES Combined Group beginning before the Effective Date to the extent and in the manner dictated by the Stand-Alone Method. Section 3.03 shall govern any claim by HERMES for a refund from RHI on account of such a carryback; provided, that HERMES shall be entitled to such a refund from RHI only once HERMES has taken all available steps under state or local law, which it is permitted to take under the provisions of this Agreement, to obtain such refund from the applicable taxing authority and, in such a case, only to the extent of the excess of (x) the refund as computed pursuant to the Stand-Alone Method over (y) any refund actually received by HERMES from the applicable taxing authority; and provided further, that at the time HERMES requests such a refund from RHI, HERMES shall provide RHI with appropriate information (including copies of correspondence with the applicable taxing authority) relating to HERMES’s entitlement to a refund under this sentence, and HERMES shall thereafter provide such additional related information as RHI requests.

Section 6.03. Carrybacks and Carryforwards of Tax Attributes to Separate Return Years. In the case of any company that becomes or ceases to be a member of the HERMES Combined Group, the portion of any deduction, loss, credit or tax attribute incurred by the HERMES Combined Group in a taxable period in which such company is a member of the group that is attributable to such company shall be carried back or forward to taxable periods of such company in which it is not a member of such group to the extent and in the manner dictated by the Stand-Alone Method. HERMES may, on behalf of such company, file with RHI a proforma refund claim on account of such a carryback or carryforward, provided, however, that HERMES’s entitlement to receive such a refund from RHI on behalf of such company shall be limited as set forth in the next two sentences. In the case of a carryback, HERMES shall be entitled to a refund only once the applicable company has taken all available steps under state or local law, which it is permitted to take under the provisions of this Agreement, to obtain a refund from the applicable taxing authority and, in such a case, only to the extent of the excess of (x) the refund as computed pursuant to the Stand-Alone Method over (y) any refund actually received by the company from the applicable taxing authority. In the case of a carryforward, HERMES shall be entitled to a refund only to the extent of the excess of (1) the applicable company’s actual tax liability reflected on the return that the company files with the applicable taxing authority for the relevant taxable period (as such liability is adjusted by RHI upon a review by it of the computations reflected on such return, subject to referral to the Independent Firm for resolution of any dispute regarding such adjustments) over (2) the company’s tax liability for such taxable period, as computed pursuant to the Stand-Alone Method. At the time that HERMES requests a refund from RHI under this Section 6.03, HERMES shall provide RHI with appropriate information (including, in the case of a carryback, copies of correspondence with the applicable taxing authority regarding a refund, and in the case of a carryforward, the applicable company’s return for the applicable period and supporting workpapers) relating to HERMES’s entitlement to such refund, and HERMES shall thereafter provide such additional related information as RHI requests. In addition to the rules set forth in this Section, Section 3.03 shall govern any such refund claimed by HERMES from RHI.

ARTICLE 7

CARRYFORWARDS AND CARRYBACKS OF ATTRIBUTES,

OTHER THAN TO AND FROM SEPARATE RETURN YEARS

Section 7.01. Carryforwards and Carrybacks of HERMES Combined Group Tax Attributes for Purposes of Proforma Returns. In the event a HERMES Combined Group proforma return includes losses, deductions, credits or other tax attributes which were limited to the HERMES Combined Group on its proforma return (and hence can only be carried back or carried forward), that tax attribute shall remain the property of the HERMES Combined Group for utilization in a future HERMES Combined Group proforma return as a carryforward, or for utilization in a prior HERMES Combined Group return as a carryback, in conformity with the Stand-Alone Method. Section 3.3 shall govern any claim by HERMES of a refund on account of such a carryback.

Section 7.02. Utilization of Tax Attributes by RHI on RHI Group Return. Notwithstanding Section 7.01 of this Agreement, RHI is entitled to fully utilize currently any tax attributes arising from a HERMES Combined Group proforma return on the corresponding RHI Group Combined Return, and RHI will separately track whether that tax attribute may be carried back or carried forward on an RHI Group-wide basis. Under no circumstances, however, will the utilization by RHI of a HERMES Combined Group tax attribute affect the HERMES Combined Group’s ability to utilize that attribute on the HERMES Combined Group’s own proforma return. For example, a current HERMES Combined Group tax loss which RHI is able to utilize currently on an RHI Group Combined Return, will be refunded by RHI to HERMES at such time when the HERMES Combined Group is able to utilize that loss as either a carryforward or carryback on a proforma return.

ARTICLE 8

CERTAIN U.S. FEDERAL INCOME TAX MATTERS AND CERTAIN OTHER TAX MATTERS

Section 8.01. U.S. Federal Income Tax Items Required to Be Determined Jointly. RHI and HERMES agree that, in the case of any U.S. federal income tax item of RHI or HERMES that, under applicable sections of the Code and the Treasury regulations promulgated thereunder, is required to be determined by or allocated among members of the HERMES Group, on the one hand, and RHI and/or any of its Affiliates (other than members of the HERMES Group), on the other hand, with reference to the activities of RHI, HERMES and/or any of their respective Affiliates on a collective basis, (a) such determination and/or allocation shall be made pursuant to the rules set forth in the relevant provisions of the Code and Treasury regulations; (b) RHI and HERMES will cooperate in good faith to make such determination and/or allocation; (c) in connection with such cooperation, RHI and HERMES each will use its respective best efforts to provide to the other party, no later than 60 days prior to the due date (after taking into account any applicable extensions) to file an applicable U.S. federal income Tax Return, such information in respect of any such item as is necessary to allow the other party to timely prepare and file any such U.S. federal income Tax Return; (d) neither RHI nor HERMES shall have any obligation to pay any amount to the other party in respect of any difference between (x) the amount of any such item as so determined and/or allocated and (y) the amount of any such item that RHI or HERMES or their respective Affiliates would have been entitled to claim if determined without reference to the activities of RHI, HERMES and/or any of their respective Affiliates on a collective basis; (e) if, under applicable sections of the Code and the Treasury regulations promulgated thereunder, RHI, its Affiliates (other than members of the HERMES Group) and the HERMES Group are entitled to elect among several alternative methods for determining the amount of any such item, RHI will notify HERMES of the method it intends to elect in respect of such item, and HERMES shall elect, and shall cause the members of the HERMES Group to elect, the same method of determination in respect of such item; and (f) if, under applicable sections of the Code and the Treasury regulations promulgated thereunder, RHI, its Affiliates (other than members of the HERMES Group) and the HERMES Group are entitled to elect among several alternative methods for allocating any such item among RHI, its Affiliates (other than members of the HERMES Group) and the HERMES Group, RHI and HERMES shall elect, and shall cause their respective Affiliates to elect, the allocation method the expected results of which most closely approximate the relative entitlements in respect of such item which would have resulted if RHI and HERMES were unrelated by stock ownership.

ARTICLE 9

DISPUTE RESOLUTION

Section 9.01. In the event that RHI and HERMES disagree as to the amount or calculation of any payment to be made under this Agreement, or the interpretation or application of any provision under this Agreement, the parties shall attempt in good faith to resolve such dispute. If such dispute is not resolved within sixty (60) business days following the commencement of the dispute, RHI and HERMES shall jointly retain a law or accounting firm with recognized expertise in the subject matter of such dispute, which firm is independent of both parties (the “Independent Firm”), to resolve the dispute. The Independent Firm shall act as an arbitrator to resolve all points of disagreement, and its decision shall be final and binding upon all parties involved. Following the decision of the Independent Firm, RHI and HERMES shall each take or cause to be taken any action necessary to implement the decision of the Independent Firm. The fees and expenses relating to the Independent Firm shall be borne equally by RHI and HERMES, except that if the Independent Firm determines that the position advanced by either party is frivolous, has not been asserted in good faith or is not supported by substantial authority, one hundred percent (100%) of the fees and expenses of the Independent Firm shall be borne by such party.

ARTICLE 10

SUCCESSORS

Section 10.01. Successors. This agreement shall be binding on and inure to the benefit of any successor, by merger, acquisition of assets or otherwise, to any current or future member of the RHI Group and/or the HERMES Group (including, but not limited to, any successor to such a member succeeding to the tax attributes of such member under Section 381 of the Code), to the same extent as if such successor had been an original party hereto.

ARTICLE 11

AUTHORIZATION, ETC.

Section 11.01. Authorization, etc. RHI is entering into this Agreement on behalf of itself and the other members (current and future) of the RHI Group (other than those RHI Group members that are also members of the HERMES Group), and HERMES is entering into this Agreement on behalf of itself and the other members (current and future) of the HERMES Group. RHI and HERMES each hereby represents and warrants that it has the power and authority, on behalf of itself and (i) in the case of RHI, the other members (current and future) of the RHI Group (other than those RHI Group members that are also members of the HERMES Group), and (ii) in the case of HERMES, the other members (current and future) of the HERMES Group, to execute, deliver and perform this Agreement, that this Agreement has been duly authorized by all necessary corporate action on the part of such party, that this Agreement constitutes a legal, valid and binding obligation of each such party and that the execution, delivery and performance of this Agreement by such party does not contravene or conflict with any provision of Applicable Law (as defined in the Transaction Agreement), its charter or bylaws, or any agreement, instrument or order binding on such party.

ARTICLE 12

GOVERNING LAW

Section 12.01. Governing Law. This Agreement and all claims and causes of action arising out of or relating to this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such state.

ARTICLE 13

COUNTERPARTS

Section 13.01. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.

ARTICLE 14

WAIVERS AND AMENDMENTS

Section 14.01. Waivers and Amendments. This Agreement shall not be waived, amended or otherwise modified except in writing, duly executed by all of the parties hereto.

ARTICLE 15

EFFECTIVE DATE; TERMINATION

Section 15.01. Effective Date. This Agreement shall become effective as of the Offer Closing Date (as defined in the Transaction Agreement (such date, the “Effective Date”)) and shall govern all taxable periods of the members of the RHI Group and/or the HERMES Group with respect to which a Combined Return is required to be filed.

Section 15.02. Termination. Prior to the occurrence of the Acceptance Time (as defined in the Transaction Agreement), this Agreement shall automatically terminate without any further action by any person, upon the earlier of (a) the termination of the Transaction Agreement in accordance with its terms and (b) the written agreement of each party hereto to terminate this Agreement.

Section 15.03. Effect of Termination. Upon any termination of this agreement in accordance with the provisions of Section 15.02 hereof, this Agreement shall become void and of no further effect.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

ROCHE HOLDINGS, INC.

By:	/s/ Bruce Resnick
	By:	Bruce Resnick
	Title:	Vice President and Tax Counsel

FOUNDATION MEDICINE, INC.

By:	/s/ Steven J. Kafka
	By:	Steven J. Kafka
	Title:	Chief Operating Officer